Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. REPORTS OCTOBER SALES RESULTS
Increases Third Quarter Guidance Range to $0.14 to $0.15 Per Diluted Share

New York, New York—November 2, 2006—New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 560 stores, announced today that total net sales for the four-week period ended October 28, 2006 increased 3.9% to $79.6 million, compared to $76.6 million in the prior year period.  Comparable store sales decreased 2.5% for the four-week period, compared to a comparable store sales increase of 4.7% in the prior year period.

Total net sales for the thirteen week period ended October 28, 2006 increased 6.5% to $270.9 million, as compared to $254.4 million in the prior year period.  Comparable store sales increased 0.5% for the thirteen week period, compared to a comparable store sales decrease of 3.1% in the prior year period.

Total net sales for the thirty-nine week period ended October 28, 2006 increased 3.1% to $802.9 million, as compared to $778.9 million in the prior year period.  Comparable store sales decreased 4.4% for the thirty-nine week period, compared to a comparable store sales increase of 0.5% in the prior year period.

Richard P. Crystal, New York & Company’s Chairman and CEO stated: “While comparable sales were slightly below our expectations, we were able to reduce the level of promotional activity versus October last year, maintain tight control of inventory, and, once again as in September, significantly increase our merchandise margins.  As a result, we have increased our third quarter guidance range to $0.14 to $0.15 per diluted share.  As we look ahead, we believe we are well positioned for the fourth quarter, as we are encouraged by early holiday sales trends.”

The Company opened 12 new stores in October, ending the month with 560 locations and 3.4 million selling square feet in operation.

Guidance

The Company noted that it currently estimates third quarter diluted earnings per share in the range of $0.14 to $0.15.  This compares to its previous third quarter diluted earnings per share guidance that included earnings at the high end of the range of $0.10 to $0.14 and versus actual third quarter fiscal 2005 diluted earnings per share of $0.07.

Conference Call Information

To listen to New York & Company’s pre-recorded October sales message beginning today, Thursday, November 2, 2006 at 8:00 am EST, please dial (888) 203-1112 followed by the conference identification number #1785143.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores. The Company currently operates 560 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.